EX99. – 2(n)(ii)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-128723 of Form N-2 of our report dated May 25, 2007, relating to the financial statements and financial highlights of Mercantile Absolute Return Fund for Tax-Exempt/Deferred Investors (TEDI) LLC appearing in the Annual Report on Form N-CSR of Mercantile Absolute Return Fund for Tax-Exempt/Deferred Investors (TEDI) LLC for the period ended March 31, 2007 in such Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Accountants amd Legal Counsel” in such Registration Statement.

DELOITTE & TOUCHE LLP

Chicago, Illinois

July 27, 2007